Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Financial Highlights” in the Prospectuses and “Counsel and Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the use of our reports dated February 28, 2011 on Dreyfus Institutional Reserves Money Fund, Dreyfus Institutional Reserves Treasury Fund and Dreyfus Institutional Reserves Treasury Prime Fund for the fiscal year ended December 31, 2010 which are incorporated by reference in Post-Effective Amendment No. 5 to the Registration Statement (Form Nos. 33-148652 and 811-22169) of Dreyfus Institutional Reserves Funds.

ERNST & YOUNG LLP

New York, New York

April 25, 2011